UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): July 30, 2014
BOISE CASCADE COMPANY
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-35805 (Commission File Number)	20-1496201 (IRS Employer Identification No.)
1111 West Jefferson Street, Suite 300
Boise, Idaho 83702-5389
(Address of principal executive offices) (Zip Code)
(208) 384-6161
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(a)
Samuel Mencoff has resigned today from Boise Cascade Company’s ("Boise Cascade") Board of Directors. Mr. Mencoff is the Co-CEO of Madison Dearborn Partners (“MDP”). MDP completed a leveraged buyout of Boise Cascade's assets in October 2004 and subsequently exited its investment in Boise Cascade in early 2014. Mr. Mencoff stated that his resignation is not the result of any disagreement with the board or the company’s management.

(b)	Not applicable.

(c)	Not applicable.

(d)	On July 30, 2014, Boise Cascade elected two new directors effective immediately: Mack L. Hogans and Kristopher J. Matula.

Mr. Hogans was a senior vice president of corporate affairs with Weyerhaeuser Company until October 2004 and currently operates a consulting services business. He is chairman of Cambia Health Solutions and a director of Regence Blue Shield and U.S. Bank of Washington. He is also an affiliate professor at the University of Washington’s School of Environmental and Forest Sciences. Mr. Hogans received a B.S. in forestry and natural resources from the University of Michigan and an M.S. in forest resources from the University of Washington. Mr. Hogans will serve on the Board’s Corporate Governance and Nominating Committee.
Mr. Matula retired in August 2012 from Buckeye Technologies, Inc., where he served as president and chief operating officer and a director. Buckeye, a large, publicly traded producer of cellulose-based specialty products, was acquired by Georgia-Pacific in 2013. During his career at Buckeye, he also served as chief financial officer and head of Buckeye’s nonwovens business. Mr. Matula received a B.S. in mechanical engineering from Purdue University, an M.S. in aerospace engineering from the University of Cincinnati, and an M.B.A. in finance and production from the University of Chicago Graduate School of Business. Mr. Matula will serve on the Board’s Compensation Committee.
As non-employee directors, Messrs. Hogans and Matula will receive the same compensation paid to all non-employee directors of the company.

(e)	Not applicable.

Item 9.01  Financial Statements and Exhibits.
The following exhibits are furnished herewith.
(d) Exhibits.

Exhibit Number	Description of Exhibit

99.1	News release dated July 30, 2014

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BOISE CASCADE COMPANY

	By	/s/ John T. Sahlberg
John T. Sahlberg Senior Vice President, Human Resources and General Counsel
Date: July 30, 2014

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

99.1	News release dated July 30, 2104